UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 15, 2004 (March 10, 2004)

American Management Systems, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-9233	54-0856778

(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification
Incorporation)		Number)

4050 Legato Road, Fairfax, Virginia, 22033

(Address of principal executive offices) (Zip Code)

(703) 267-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5.

     On March 10, 2004, American Management Systems, Incorporated (the “Corporation”) announced its approval of an Agreement and Plan of Merger, dated as of March 10, 2004 (the “Merger Agreement”), with CGI Group Inc., a corporation organized under the laws of Québec (“Parent”), and CGI Virginia Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for the commencement by Merger Sub of a tender offer to purchase all of the issued and outstanding shares of the Corporation’s common stock, par value $.01 per share (the “Shares”), at a price of $19.40 per share (the “Offer Price”), net to the selling shareholders in cash, without interest subject to the satisfaction of the conditions set forth in the Merger Agreement (the “Tender Offer”) and following the purchase of the Shares pursuant to the Tender Offer, a merger (the “Merger”) of Merger Sub into the Corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding Share, other than Shares as to which dissenters’ rights have been duly asserted, perfected and not subsequently forfeited, under the Delaware General Corporation Law, will be converted into the right to receive $19.40 per share in cash, without interest (the “Merger Consideration”).

     The Merger Agreement also contains a number of representations, warranties and covenants by the parties. The Tender Offer and the Merger are subject to a number of conditions, including: 1) at least a majority of the number of Shares outstanding on a fully-diluted basis being tendered to Merger Sub; 2) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (“HSR”), the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950 (“Exon-Florio”) and the competition laws of Germany; and 3) consummation of the sale of the Corporation’s Defense and Intelligence Group (“DIG”), as more fully described below. The Merger Agreement may be terminated under certain circumstances as set forth in the Merger Agreement.

     On March 10, 2004, the Corporation amended its Rights Agreement, dated as of July 31, 1998, between the Corporation and Chasemellon Shareholder Services L.L.C., as Rights Agent (the “Rights Agreement”), to provide that the provisions of the Rights Agreement would not be triggered by the execution and delivery of the Merger Agreement, the consummation of, and purchase of Shares pursuant to, the Tender Offer or the consummation of the Merger.

     On March 10, 2004, the Corporation also announced its approval of an Asset Purchase Agreement, dated as of March 10, 2004 (the “Purchase Agreement”), by and among CACI International Inc, a Delaware corporation (“CACI”), CACI, INC – FEDERAL, a Delaware corporation and wholly-owned subsidiary of CACI (“Federal”), Dagger Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Federal (“Acquisition Sub”), the Corporation and Parent. The Purchase Agreement provides for the acquisition by Acquisition Sub of certain assets and the assignment to Acquisition Sub of certain liabilities associated with DIG immediately upon the satisfaction of the conditions to the Tender Offer and Parent having taken up and become unconditionally obligated to pay for the shares of common stock of the Corporation tendered to Parent in the Tender Offer. The Corporation will receive approximately $415 million from the acquisition. The Purchase Agreement contains a number of representations, warranties and covenants by the parties. The Purchase Agreement is subject to a number of conditions, including: 1) confirmation that Parent shall have taken up and become unconditionally obligated to pay for the shares of common stock in the Corporation tendered to Parent in the Tender Offer; and 2) the expiration or termination of any applicable waiting periods under HSR and Exon-Florio, and may be terminated under certain circumstances as provided in the Purchase Agreement.

     On March 10, 2004, the Corporation, CACI, Federal, Acquisition Sub and Parent also entered into an Intellectual Property Agreement providing for the ownership and license of the Corporation’s intellectual property upon consummation of the sale of DIG pursuant to the Purchase Agreement.

     The Merger Agreement, the Amendment to the Rights Agreement, the Purchase Agreement and the Intellectual Property Agreement are filed as exhibits to this report and are incorporated by reference herein. The descriptions of the Merger Agreement, Rights Agreement, the Purchase Agreement and the Intellectual Property Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the provisions of each such agreement.

NOTICE FOR CORPORATION’S SHAREHOLDERS AND INTERESTED PARTIES.

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Corporation shares. The Tender Offer will only be made through an offer to purchase, letter of transmittal and related tender offer materials. At the time the expected tender offer is commenced, Parent will file these tender offer materials with the Securities and Exchange Commission (“SEC”) and the Corporation will file a solicitation/recommendation statement with respect to the offer. The Corporation’s security holders should read these materials carefully before making any decisions about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent free of charge to all shareholders of the Corporation. Investors may also contact the Corporation or Parent. for these materials. All of these materials will be available free of charge at the SEC’s website www.sec.gov.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 10, 2004, by and among, Parent, Merger Sub and the Corporation.
2.2	Asset Purchase Agreement, dated as of March 10, 2004, by and among CACI, Federal, Acquisition Sub, the Corporation and Parent.
4.1	First Amendment to the Rights Agreement, dated as of March 10, 2004.
10.1	Intellectual Property Agreement, dated as of March 10, 2004, by and among the Corporation, CACI, Federal, Acquisition Sub and Parent.
99.1	Press Release, dated March 10, 2004.

Item 9.	Regulation FD Disclosure.

     On March 10, 2004, the Corporation, Parent and CACI issued a joint press release announcing that (i) the Corporation, Parent and Merger Sub approved the Merger Agreement and (ii) the Corporation, Parent, CACI, Federal and Acquisition Sub approved the Purchase Agreement. The Corporation is furnishing this press release as Exhibit 99.1 to this report.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                              AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

By:	/s/ David R. Fontaine

Name:	David R. Fontaine
Title:	Executive Vice President, General Counsel and Secretary

Date: March 15, 2004